Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS AND ADDITIONAL SHARE REPURCHASE AUTHORIZATION
ZEELAND, MI -- (Marketwired - October 21, 2015) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended September 30, 2015.

3rd Quarter 2015 Highlights

•	Revenue growth of 11% quarter over quarter

•	Gross Margin improved from 38.4% to 39.0% sequentially from the 2nd quarter 2015

•	Operating Income increased by 13% quarter over quarter

•	Net Income increased by 8% quarter over quarter

•	Earnings per Diluted Share increased by 8% quarter over quarter to $.27 per diluted share

•	Board authorization of an additional 5 million shares for repurchase plan

•	2.1 million shares repurchased during the quarter

•	$26.9 million of debt repaid during the quarter

For the third quarter of 2015, the Company is pleased to report net sales of $389.8 million, which was an increase of 11% compared to net sales of $350.9 million in the third quarter of 2014. On a quarter over quarter basis, foreign currency fluctuations accounted for approximately 1% of revenue headwind during the third quarter of 2015.
The gross profit margin in the third quarter of 2015 was 39.0%, compared with a gross profit margin of 39.5% in the third quarter of 2014. On a quarter over quarter basis, foreign currency fluctuations accounted for the majority of the reduction in gross profit margin, while annual customer price reductions were essentially offset by purchasing cost reductions. Sequentially, from the second quarter of 2015, the gross margin improved from 38.4%, primarily due to increased purchasing cost reductions and improvements in product mix.
Operating income for the third quarter of 2015 increased 13% to $116.3 million, when compared to operating income of $103.2 million for the third quarter of 2014.

Exhibit 99.1

Other income decreased to a loss of $0.2 million in the third quarter of 2015 compared with other income of $0.8 million in the third quarter of 2014, primarily due to increased interest expense as a result of the Company's implemented interest rate swap, combined with lower realized gains on the sale of equity investments during the most recently completed quarter versus the same quarter in the prior year.
Net income for the third quarter of 2015 increased 8% to $78.3 million compared with net income of $72.3 million in the third quarter of 2014.
Earnings per diluted share in the third quarter of 2015 increased 8% to $0.27, compared with earnings per diluted share of $0.25 in the third quarter of 2014, which reflects the December 31, 2014 stock split, effected in the form of a 100% stock dividend.
Automotive net sales in the third quarter of 2015 were $379.9 million, an increase of 11% compared with automotive net sales of $341.8 million in the third quarter of 2014, primarily due to a 15% increase in auto dimming mirror unit shipments quarter over quarter.
Other net sales, which includes dimmable aircraft windows and fire protection products, were $9.9 million, an increase of 9%, in the third quarter of 2015, compared with $9.1 million in the third quarter of 2014.
Share Repurchases
During the third quarter of 2015, the Company repurchased 2.1 million shares of its common stock and through nine months ended September 30, 2015, the Company has repurchased 4.9 million shares. The Company’s Board of Directors has also recently authorized the repurchase of up to an additional 5 million shares of the Company’s outstanding common stock, under the existing terms of the most recently announced share repurchase plan. As of September 30, 2015, the Company has approximately 6.3 million shares remaining available for repurchase in the plan including the most recent share authorization. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the third quarter of 2015, the Company paid down $25 million on its revolver loan in addition to its normally scheduled principal repayment on the Company's term loan. The Company may, at its discretion, pay additional principal toward its loans in the future, depending on macroeconomic trends,

Exhibit 99.1

capital expenditure spending, cash and money market interest rates, the amount of available free cash and other factors that it deems appropriate for timing and amounts of incremental debt repayments.
Future Estimates
The Company’s forecasts for light vehicle production for the fourth quarter and calendar year 2015 are based on the IHS Automotive October 2015 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive October light vehicle production forecast)
(in Millions)
Region	Q4 2015	Q4 2014	% Change	Calendar Year 2015	Calendar Year 2014	% Change
North America	4.31	4.24	2%	17.48	17.03	3%
Europe	5.05	4.99	1%	20.74	20.15	2.9%
Japan and Korea	3.27	3.38	(3)%	13.12	13.68	(4)%
Total Light Vehicle Production	12.63	12.61	—%	51.34	50.86	1%
Based on the above light vehicle production forecasts, the Company is providing and updating certain guidance for the fourth quarter and calendar year 2015.

2015 Calendar Year Guidance
Annual Guidance
Item	Updated as of 7/23/15	Updated as of 10/21/15
Net Sales	$1.52 - $1.55 billion	$1.52 - $1.54 billion
Gross Margin	38.5% - 39.0%	no change
Operating Expenses (E,R&D and S,G&A)	$148 - $151 million	$145-147 million
Tax Rate	31.5% - 32.0%	no change
Capital Expenditures	$95 - $105 million	no change
Depreciation & Amortization	$85 - $90 million	no change
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These

Exhibit 99.1

risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Third Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, October 21, 2015. The dial-in number to participate in the call is 888-395-3227, passcode 9515045. Participants may listen to the call via audio streaming at http://www.visualwebcaster.com/event.asp?id=102887. Participants can also access that call by going to www.gentex.com and selecting the “Audio Webcast” icon on the bottom left side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

Exhibit 99.1

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
North American Interior Mirrors	2,242	2,054	9%	6,451	6,148	5%
North American Exterior Mirrors	871	627	39%	2,462	1,792	37%
Total North American Mirror Units	3,114	2,681	16%	8,913	7,939	12%
International Interior Mirrors	3,669	3,206	14%	10,903	9,778	12%
International Exterior Mirrors	1,541	1,347	14%	4,614	4,022	15%
Total International Mirror Units	5,210	4,553	14%	15,517	13,800	12%
Total Interior Mirrors	5,911	5,259	12%	17,354	15,926	9%
Total Exterior Mirrors	2,412	1,974	22%	7,076	5,813	22%
Total Auto-Dimming Mirror Units	8,324	7,233	15%	24,430	21,739	12%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended September 30,			Nine Months ended September 30,
	2015		2014	2015		2014
Net Sales	$389,829,139		$350,913,912	$1,138,025,071		$1,025,090,220

Cost of Goods Sold	237,932,439		212,288,220	697,492,531		620,873,493
Gross profit	151,896,700		138,625,692	440,532,540		404,216,727

Engineering, Research & Development	21,505,461		21,671,940	65,408,256		62,395,241
Selling, General & Administrative	14,128,619		13,747,925	43,020,328		41,602,675
Operating Expenses	35,634,080		35,419,865	108,428,584		103,997,916

Income from operations	116,262,620		103,205,827	332,103,956		300,218,811

Other Income	(214,878)		786,780	2,811,849		11,087,889
Income before Income Taxes	116,047,742	—	103,992,607	334,915,805	—	311,306,700

Provision for Income Taxes	37,715,317		31,655,724	104,841,502		93,677,000

Net Income	$78,332,425		$72,336,883	$230,074,303		$217,629,700

Earnings Per Share
Basic	$0.27		$0.25	$0.78		$0.75
Diluted	$0.27		$0.25	$0.77		$0.74
Weighted Average Shares
Basic	292,589,866		290,969,434	293,742,028		290,383,296
Diluted	295,377,478		292,875,952	296,994,572		292,918,052

Cash Dividends Declared per Share	$0.085		$0.08	$0.25		$0.23

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2015	December 31, 2014
ASSETS
Cash and Cash Equivalents	$564,528,197	$497,429,804
Accounts Receivable, net	208,203,616	168,008,704
Inventories	164,604,063	141,757,884
Other Current Assets	41,867,345	49,441,302
Total Current Assets	979,203,221	856,637,694

Plant and Equipment - Net	388,188,954	373,390,992

Goodwill	307,365,845	307,365,845
Long-Term Investments	94,424,586	114,642,567
Intangible Assets	332,400,000	346,875,000
Patents and Other Assets	22,428,765	23,627,931
Total Other Assets	756,619,196	792,511,343

Total Assets	$2,124,011,371	$2,022,540,029

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$181,629,886	$133,431,163
Long-Term Debt	227,500,000	258,125,000
Deferred Income Taxes	43,785,884	59,571,421
Shareholders' Investment	1,671,095,601	1,571,412,445
Total Liabilities & Shareholders' Investment	$2,124,011,371	$2,022,540,029